SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): September 25, 2003


                               ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in Its Charter)



         COLORADO                    1-02714           84-1533604
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(State or other jurisdiction of   (Commission      (I.R.S. Employer
incorporation or organization)    File Number)     (Identification No.)



Suite 205, 10920 West Alameda Avenue, Lakewood, CO              80226
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(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code: 303-292-1299

                                 NOT APPLICABLE


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          (Former Name or Former Address, if Changes Since Last Report)

ITEM 5.           OTHER EVENTS

                  See Press Release attached as Exhibit 99.1 hereto.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              ATLAS MINERALS INC.
                                               (Registrant)



Date: September 25, 2003                  By   /s/ Gary E. Davis
                                            --------------------------------
                                               Gary E. Davis
                                               Corporate Secretary

ATLAS MINERALS INC.                              NEWS RELEASE
10920 W. Alameda Avenue                          03-6
Suite 205                                        OTC Bulletin Board: ATMR
Lakewood, Colorado 80226                         6.2 million shares outstanding
Tel:   303-292-1299                              September 25, 2003
Fax:   303-297-0538

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                  ATLAS ACQUIRES PERLITE PROPERTY IN NEW MEXICO
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Denver, Colorado - Atlas Minerals Inc. (the "Company") announced today it has reached an agreement to purchase the majority (88%) of the outstanding common shares of Toro Mining and Minerals, Inc. ("Toro"), which owns the Toro perlite property located approximately 37 miles northwest of Deming, New Mexico. The final acquisition is conditional on the Company successfully completing a financing adequate to effect closing, scheduled for October 15, 2003, or sooner pending the availability of funds. The Company has retained IBK Capital Corp. of Toronto to assist with such financing.

The Toro perlite property is comprised of approximately 2,800 acres of unpatented placer claims. It is anticipated that ore produced from the property will be trucked approximately 19 miles to Gage, New Mexico, where the Company intends to construct processing and train/truck loadout facilities. The Gage site is located on the mainline of the Union Pacific Railroad and Interstate 10, thus providing excellent logistics for transport of product to end users.

It is estimated from previous drilling, sampling and testing that there are over 15,000,000 tons of perlite mineralization on the property. Toro has recently completed a 29-hole drilling program which has delineated a 34-acre mine plan containing over 1,400,000 tons of reserves, adequate to support a proposed 200,000 ton per year operation for an initial seven years. Internal and third party analyses have confirmed that perlite from the Toro property compares favourably to that produced elsewhere for consumption in the U.S. Testing results, including those from the running of bulk samples (greater than 10 tons), have demonstrated that the Toro ore consistently meets or exceeds the user specifications for horticulture grade product, one of the highest value end uses.

Toro has completed essentially all permitting required to commence construction of both the mine and the mill facilities. This work also includes acquisition of needed right-of-ways, water rights, and plant site lease.

According to Gary E. Davis, Atlas' President and Chief Financial Officer, "We are excited about the prospects of this acquisition. Given the anticipated high quality of the Toro ore, the property's geographic location, and its proximity to both rail transportation and highway access, the Company believes it should have a competitive advantage to much of the U.S. Because of certain structural changes in the perlite industry over the last couple of years, this appears to be an excellent time to bring a new producer onstream. It is the Company's goal to penetrate 10-15% of the U.S. market within the next three years. While this sounds aggressive, we believe that it is achievable given the disarray which currently prevails within the industry."

Perlite is a naturally occurring siliceous rock (~35% silica), ranging from light gray to dark gray in color. It contains up to 6% water. As part of the processing phase, the raw ore is crushed and milled to produce a particle nominally the size of sand. Upon heating this material to about 1800(degree)F, it will expand (pop) up to twenty times its original volume, with a density in the range of 4 to 6 pounds per cubic foot.

The primary uses of expanded perlite include manufacture of formed construction products, horticulture, fillers and filtration. Perlite is currently produced by in the U.S from 10 mines, all located in the western U.S., operated by 8 companies. Total U.S. consumption in 2002 was approximately 750,000 tons of raw ore.

Mr. Davis further stated, "We believe the Toro perlite property will solidify the Company as a well-diversified industrial minerals company. Toro is a perfect complement to the Company's 100%-owned White Cliffs diatomite mining operation located in southern Arizona, also with access to the UP Railroad. With the potential acquisition of the La Barra fluorite property located in northern Sonora, Mexico, all of the Company's operations will be within an approximate 200-mile radius, thus being conducive to consolidation of operational support and management."

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-292-1299.

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.